Exhibit 10.8

Dated the 8th day of August 2023.

SHAHDAN LIMITED

AND

VG ZENITH INTERNATIONAL COMPANY LIMITED

TENANCY AGREEMENT

TERM	:	Three (3) Years

COMMENCING	:	16 January 2024

EXPIRING	:	15 January 2027

PREMISES	:	All That Unit 1907 on the 19th Floor of Mira Place Tower A, No. 132 Nathan Road, Kowloon, Hong Kong.

MESSRS. PANG & ASSOCIATES

SOLICITORS & NOTARIES

UNIT 1406, COSCO TOWER

183 QUEEN’S ROAD CENTRAL

HONG KONG

Ref. No.: MKP/tyk/61328

THIS AGREEMENT made the 8th day of August Two Thousand and Twenty Three

Between:-

(1)	SHAHDAN LIMITED () whose registered office is situate at 15th Floor, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong (hereinafter with its successors and assigns where the context so admits called “the Landlord”) of the one part; and

(2)	The person, persons or company more particularly described in Part I of the First Schedule hereto (hereinafter called “the Tenant”) of the other part.

WHEREBY IT IS AGREED as follows:-

Demised premises Ancillary rights	1. The Landlord shall let and the Tenant shall take ALL THAT portion of the building situate at No. 132 Nathan Road, Kowloon and erected on ALL THAT piece or parcel of ground registered in the Land Registry as KOWLOON INLAND LOT NO. 6454 (hereinafter called “the Building”) more particularly described in Part II of the First Schedule hereto (hereinafter called “the Premises”) together with the right for the Tenant its employees customers servants agents invitees and licensees in common with all other persons having a like right to the use during normal office hours as hereinafter set out :-

	(a)	the entrances exits lifts escalators and central air-conditioning services (whenever the same shall be operating) and those areas of the Building intended for common use Subject Always to the right of the Landlord to restrict the use of all or any of the above and to re-designate or alter renovate or change the layout or appearance of such common areas and;

	(b)	the water-closets, lavatories and conveniences provided by the Landlord for the use of the Tenant and its staff as directed by the Landlord except insofar as the Landlord may from time to time restrict such use.

Term, Rent, Management Fee, Air-conditioning and other charges	2.	(1)	The Tenant shall hold the Premises for the term as specified in the Second Schedule hereto (“the Te1m”) at the rent specified in Part I of the Third Schedule hereto exclusive of rates, management fee, air-conditioning charge and other charges.

Interest		(2)	If the Tenant fails to pay any rent or any other sum payable hereunder within fourteen (14) days as and when they fall due, then without prejudice to any other right or remedy available to the Landlord for such default, the Tenant shall pay to the Land lord interest on the defaulted sum at the rate of 1.5 per cent per month from the date when such sum falls due to the date of actual payment.

Tenant’s Covenants	3.	The Tenant TO THE INTENT that the obligations may continue throughout the Tenancy hereby created COVENANTS and AGREES with the Landlord as follows:-

Rent		(1)	To pay the rent herein reserved monthly in advance without any deduction to the Landlord in Hong Kong Currency on the first day of every calendar month during the Term.

Management Fee, Air-conditioning & other charges		(2)	(a) To pay such charges monthly in advance without any deduction to the Landlord in respect of air-conditioning charge management fee in respect of the Premises on the first day of every calendar month during the Term. The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement. The air-conditioning charge management fee in respect of the Premises shall be as set out in Part II of the Third Schedule hereto.

Increase of Management fee, air-conditioning charge etc.		(b)	If at any time during the Term the costs relative to the management and maintenance of the Building and/or the supply of air-conditioning shall have risen over the costs thereof prevailing at the commencement of the Term, the Landlord or the management agent of the Building shall be entitled to serve a notice in writing upon the Tenant increasing the charges for the management fee and/or the air-conditioning charge by an appropriate amount and thereafter such increased charges shall be payable in lieu of the respective charges provided for in Part II of the Third Schedule hereto. Further increases may be made after a prior notice of increase shall have become operative. When any notice of increase shall be sent by the Landlord or the management agent of the Building to the Tenant the management agent’s assessment of the appropriate increase shall be conclusive.

Payment of Rates	(3)	(a)	To pay the rates charged on the Premises as assessed by the Government quarterly in advance which shall be or be deemed to be payable and due on the first day of the months of January April July and October provided that the first payment thereof shall be paid on the commencement of the tenancy, in the event of the Premises not having been assessed to rates by the Government to pay to the Landlord the sum equivalent to 5% of the three months’ rental hereby reserved to the Landlord on quarterly basis as a deposit by way of security for the due payment of rates subject to adjustment on actual rating assessment being received from the Government and also to pay and discharge all taxes assessments duties charges impositions and outgoings of an annual or recurring nature only but excluding those of a capital nature now or hereafter to be imposed or charged on the Premises or upon the owner or occupier in respect thereof by the Government of Hong Kong or other lawful authority, (Government Rent and Property Tax alone excepted) and to pay or if the same is already paid by the Landlord to refund to the Landlord on demand in case any of the same are payable assessed imposed raised charged or levied in respect of the Building as a whole or any part thereof (which includes the Premises).

		(b)	In the event that an assessment to rates in respect of the Premises shall be raised upon the Landlord direct the Landlord shall during the month immediately preceding any quarter in respect of which such rates may fall due be at liberty to debit the Tenant with the amount thereof and the same shall forth with be paid by the Tenant to the Landlord whereupon the Landlord shall account for the same to the Government of Hong Kong.

		(c)	In the event that no valuation of the Premises or no separate assessment in respect of the Premises shall have been made in accordance with the Rating Ordinance (Cap.116) or any statutory amendment or modification thereof for the time being in force the Landlord shall be at liberty to make an interim valuation or apportionment thereof and to debit the Tenant with the amount which would be payable upon such interim valuation or apportionment and the same shall forthwith be paid by the Tenant to the Landlord and any over-payment or under-payment by the Tenant on such interim valuation or apportionment shall be adjusted and settled between the parties when a valuation under the Rating Ordinance shall have been made known. The Tenant shall pay to the Landlord such sum as specified in Part III of the Third Schedule hereto in settlement of the rates payable by the Tenant in accordance with the foregoing provisions of this Clause.

(d) The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with the foregoing provisions of this Clause or any part thereof in all respects as non-payment of rent under this Agreement.

Utilities	(4)	To pay and discharge all charges in respect of electricity, water, telex or fax machines, telephones and other machines installed by the Tenant upon the Premises or by accounts rendered to the Tenant and other outgoings now or at anytime hereafter consumed by the Tenant and chargeable in respect of the Premises and to pay all necessary deposits for the same.

Interior Fitting out	(5)	(i) To the extent not required to be so fitted out by the Landlord, to fit out the interior of the Premises at its own costs and expenses and in accordance with such plans and specifications as shall have been first submitted by the Tenant to and approved in writing by the Landlord in good and proper workmanlike fashion using good quality materials and in all respects in a style appropriate to a first class office and commercial complex and to maintain the same throughout the Term in good condition and repair to the satisfaction of the Landlord.

(ii) To submit three (3) sets of all relevant detail fitting out plans drawings and specifications of interior finish (including electrical mechanical and building services works) to the Landlord for approval and not to commence any fitting out works before vacant possession is delivered to the Tenant and before such plans and drawings are approved by the Landlord in writing. The plans and drawings as aforesaid shall, without limitation:-

		(a)	include detailed drawings, plans and specifications for all partitioning and floor coverings,

		(b)	include detailed drawings, plans and specifications of all electrical installations which shall be connected to the electrical systems installed by the Landlord,

		(c)	include details of any proposed amendments, additions or alterations to any electrical mechanical or other building services,

		(d)	comply with all relevant Ordinances, regulations and by-laws from time to time issued by the Government of Hong Kong.

(iii) All costs (including consultancy fees) incurred by and all administrative costs of the Landlord its project architects and E/M consultants in relation to or in connection with approving the plans drawings and specifications submitted by the Tenant pursuant to (i) and (ii) above shall be borne by the Tenant absolutely.

(iv) To employ or engage contractor or contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria for the installation and alteration of electrical mechanical building services fire prevention works, air-conditioning system and sprinkler system. The Landlord shall not be responsible or liable in any way for the works carried out by or the performance of such contractor or contractors or from defects in the design or quality of the fitting out or otherwise.

(v) Notwithstanding the aforesaid, to carry out all such fitting out works decorations and alterations to the Premises in accordance with the instructions or stipulations from time to time given by the Landlord.

(vi) The Tenant shall not be entitled to any extension of the rent-free period as stipulated in the Seventh Schedule hereto (if any) if the Tenant’s plans and drawings as aforesaid have not been fully approved by the Landlord or if the Tenant has not completed all the fitting-out works by the expiration of the said rent-free period.

(vii) All cable supply mains, and other utility services inside or leading to the Premises shall be installed at the Tenant’s expense and subject to the prior written approval of the Landlord. In order to enable the building services of the Building to be effectively co-ordinated and controlled the Tenant agrees that all electrical wiring and other electrical works and approved alterations to the building services in or for the Premises shall be carried out at the Tenant’s costs and expenses only by the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria.

(viii) The Tenant shall pay to the Landlord a deposit in the sum as may be dete1mined by the Landlord for any approved fitting out works done to the Premises carried out during the rent-free period. Such deposit shall be refunded to the Tenant without interest after the completion of the said fitting out works to the satisfaction of the Landlord.

Interior repairs	(6)	To keep all the interior of the Premises including the flooring and interior plaster or other finishing material and rendering to walls floors and ceiling and the Landlord’s fixtures and fittings therein including all doors, windows (openable or otherwise), glasses and the mullions of the curtain walls, electrical installations and wiring in good clean tenantable substantial and proper repair and condition and properly preserved and painted and made good as may be appropriate when from time to time required and to so maintain the same at the expense of the Tenant. In particular but without in any way limiting the foregoing, the Tenant agrees:-

Windows	(a)	to reimburse the Landlord the cost of replacing all windows (openable or otherwise) and all the glasses of the curtain walls broken or damaged by strong winds gales monsoons typhoons or inclement weather or by the negligence of the Tenant or its employees customers servants agents invitees or licensees;

Electrical wiring	(b)	to repair or replace, if so required by the appropriate supply company, statutory undertaking or authority, as the case may be, under the terms of any electricity supply Ordinance for the time being in force or any Orders-in-Council or Regulations made thereunder, all the electrical wiring, installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same where such repair or replacement is necessary whether owing to the neglect or misuse of the Tenant or its employees, customers, servants, agents, invitees or licensees but not further or otherwise;

Fire fighting installations	(c)	to preserve and protect the fire detection and fire fighting installations provided by the Landlord within the Premises against possible damage or unauthorised interference and to indemnify the Landlord against all costs claims and damages arising from all damage thereto;

To execute repairs on receipt of notice	(d)	on receipt of any notices from the Landlord or its authorised representatives specifying any works or repairs which require to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible dispatch and without any delay;

Third party liability for interior defects etc.	(e)	to be wholly responsible for any damage or injury caused to any other person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises and to make good the same by payment or otherwise and to indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof;

Air-conditioning system	(f)	to repair maintain and clean all the fan-coil units and filters of the air-conditioning system or installation inside the Premises at the Tenant’s own costs and to reimburse the Landlord the cost of repairing or replacing any air-conditioning fan-coil unit or any other part of the air-conditioning system or installation which is damaged or rendered defective by the misuse or negligence of the Tenant or any of its employees, customers, servants, agents, invitees or licensees.

Compliance with Ordinances	(7)	To obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the conduct and carrying on of the Tenant’s business on the Premises or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employees, customers, servants, agents, invitees or licensees of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the Premises or any services supplied thereto and the approval by or on behalf of the Landlord of plans specifications or proposals relating to fitting out works or alterations to be carried out by the Tenant shall not imply or represent that the Landlord considers that any such matters are in compliance with any of the said ordinances regulations bye-laws, rules and requirements.

Alterations Reinstatement	(8)	Not to make or permit to be made any alterations in or additions to the Premises or to the electrical wiring installations fire detection and fire fighting installations or other Landlord’s fixtures or to install any internal partitions plant apparatus or machinery therein or to cut maim or injure or to suffer to be cut maimed or injured any doors windows (openable or otherwise), walls, glasses and the mullions of the curtain walls, structural members or other fabric of the Building without having first obtained the written licence and consent of the Landlord therefor. If the Tenant wishes to carry out any addition alteration or modification to the Premises including but not limited to demolition of any of the partition wall(s) inside the Premises or alteration of the glass door(s) at the office, the Tenant may, subject to other provisions terms and conditions in this Agreement on fitting-out decoration, alteration and modification of the Premises and the prior approval in writing of the Landlord, remove or demolish the partition wall(s) between the office units which form part of the Premises and/or alter the glass door(s) at the office at its sole costs and expenses. In such event, without prejudice to payment of the deposits mentioned in Clauses 3(5) and 5(9) hereof, the Tenant shall, if required by and upon demand of the Landlord, deposit with the Landlord such sum as the Landlord shall determine to secure the due performance and observance of the Tenant’s obligation during any period of the said approved addition, alteration or modification to the Premises. Provided That on the expiration or sooner determination of the Term the Tenant shall at its sole costs and expenses reinstate in a good and proper workmanlike manner using good quality materials to the entire satisfaction of the Landlord the Premises to their original state and condition existing when the Tenant first gained possession of the Premises and prior to the said approved addition, alteration or modification as aforesaid making good all or any damage caused to the Premises. In such event, the Tenant shall be entitled to the refund of the deposit mentioned in this Clause without interest.

Not to cut, maim etc.	(9)	Not to cut, maim, injure, drill into, make or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any doors, windows (openable or otherwise), walls, beams, structural members or any part of the fabric of the Premises nor any of the plumbing or sanitary apparatus or installations included therein and in particular not to cause any damage or scratches to the glasses of the curtain walls inside the Premises and the Tenant shall be held liable to make good any such defects on receipt of notice given by the Landlord.

Lavatories	(10)	To keep at the expense of the Tenant any lavatories and water apparatus used exclusively by the Tenant or its employees, customers, servants, agents, invitees or licensees in a good clean and tenantable state and in proper repair and condition at all times during the Term to the satisfaction of the Landlord and in accordance with the regulations of the Public Health or other Government authority concerned; and not to install any form of lock to the entrance doors to the said lavatories in addition to those locks installed by the Landlord.

Cleaning of drains	(11)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and cleaning any of the drains choked or blocked up owing to careless use by the Tenant or its employees customers servants agents invitees or licensees.

To employ only approved cleaning and security services	(12)	Not to employ any cleaning or security organisation for the rendering of services for or in connection with the Premises unless such organisation shall first have been approved by the Landlord.

Storage; Hazardous goods	(13)	Not to use the Premises for the storage of goods or merchandise other than samples reasonably required in connection with the Tenant’s business nor to keep or store or cause or permit to be kept or stored any inflammable materials or substances extra-hazardous or hazardous goods within the meaning of the Dangerous Goods Ordinance or any enactment replacing the same.

Not to use “Mira”, “Miramar”, “Park” Lane Square” or “Le Parc”	(l4)	Not to use the words “Mira”, “Miramar”, “Park Lane Square” or “Le Parc” in connection with the business or operations of the Tenant except to indicate the address or location of the Premises nor after the expiration or sooner termination of this tenancy to use the words “Mira”, “Miramar”, “Park Lane Square” or “Le Parc” in any way whatsoever.

Exterior walls	(15)	Not to use or to make any alterations or additions of any kind to the outside of the exterior walls of the Premises.

Additional air-conditioning machinery	(16)	Not to install any air-conditioning plant or machinery other than that provided by the Landlord without the prior written consent of the Landlord.

Mechanical apparatus Heavy objects	(17)	Not to install any machinery or other mechanical apparatus of any kind on any part of the Premises nor to place on any part of the Premises any object or objects of any kind including any safe or other object creating a dead load exceeding 70 lbs per square foot.

Bulky deliveries	(18)	Not to take or allow delivery of furniture fixtures or bulky items of goods and/or equipment in and out of the Building during normal office hours except through the service lifts provided by the Landlord for such purpose and to notify the Landlord and arrange with the Landlord a suitable time for such deliveries to be effected.

Not to keep animals or pets	(19)	Not to keep or permit or suffer to be kept any animal or pet inside the Premises and to take all such steps and precaution to the satisfaction of the Landlord to prevent the Premises or any part thereof from being infested by termites, rats, mice, cockroaches or any other pests or vermin.

Loading or unloading areas	(20)	To ensure that the Tenant’s employees customers servants agents invitees or licensees do not obstruct those areas of the Building designated as loading or unloading areas and at all times comply with the directions of the Landlord on the proper use of such areas and the delivery of goods generally.

Conduct of business	(21)	Not to conduct the business of the Tenant in such manner as to prejudice the goodwill and reputation of the Building as a first-class commercial building and in particular but without limiting the generality of the foregoing:-

Auctions and sales	(a)	not to conduct or permit any sale by auction bankruptcy close out or other sale of things or properties of similar nature to take place on the Premises.

Touting	(b)	not to carry out or allow to be carried out any touting for business outside the Premises at any time.

Display of signs etc.	(22)	Not to affix or display or permit or suffer to be affixed or displayed within or outside the Premises any signboard, sign, decoration, advertising matter or other device whether illuminated or not which may be visible from outside the Premises save that :-

(a)	The Tenant shall be entitled to have its name displayed in English and Chinese in uniform lettering or characters designated by the Landlord on the Directory Boards or at such location to be designated/approved by the Landlord, such lettering and characters and any additions or alterations thereto to be placed thereon by the Landlord at the Tenant’s expense.

(b)	The Tenant shall be entitled at its own expense to have its name affixed in lettering and/or characters approved by the Landlord on a signboard to be displayed outside the Premises but at such location to be approved by the Landlord, such lettering and/or characters thereon and any additions or alterations thereto to be made by the Landlord at the Tenant’s expense. If the Tenant carries on business under a name other than its own name, it shall notify the Landlord of the name under which its business is being carried on and shall be entitled to have that name displayed as aforesaid but the Tenant shall not be entitled to change the business name without the previous written consent of the Landlord.

Opening of windows	(23)	Not to permit any external window in the Premises to remain open during any period when air-conditioning is being supplied to the Premises.

Obstruction of Outside Windows	(24)	Not to block up darken or obstruct or obscure the window or lights belonging to the Premises without having obtained consent such consent may be given subject to such reasonable conditions as the Landlord may reasonably impose Provided Always that the Tenant may at his option but with the consent of the Landlord (such consent the Landlord may give or withhold at its own discretion) protect such windows or lights belonging to the Premises by means of “open” or “grilled” type shutters of which the design and use of material to be decided by the Landlord at its sole discretion during the times as the Premises are not open for business.

Typhoon precautions	(25)	To take all reasonable precautions to protect the interior of the Premises from damage threatened by an approaching storm or typhoon.

Sound etc. nuisance	(26)	Not to do or produce or suffer or permit to be done or produced any excessive or unreasonable music noise (including sound produced by broadcasting from Television, Radio or any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the Premises which is/are or may be a nuisance or annoyance to the Landlord or to the tenants of the Building or neighbouring premises.

User	(27)	To use the Premises as an office only under the name set out in the Fifth Schedule hereto.

Mis-use	(28)	Not to permit or suffer any part of the Premises to be used for any illegal, immoral or, improper purpose or so as to cause or be likely to cause any nuisance, annoyance, inconvenience, controversy or danger to the Building, to the Landlord or its agent, to the occupiers of adjacent premises or to the neighbourhood.

Food prohibited	(29)	Not to use or allow or permit the Premises to be used for the preparation or consumption of food or permit or cause any offensive or unusual odours to be produced upon permeate through or emanate from the Premises.

Sleeping quarters prohibited Watchmen	(30)	Not to allow any person or persons to remain in the Premises overnight without the Landlord’s prior permission in writing. In any event such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the Premises which shall not be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance or any enactment replacing consolidating or amending the same which shall be in force for the time being.

Blocking of entrances	(31)	Not to place or leave in the entrances staircases passages landings or other common areas of the Building any box furniture or rubbish or otherwise obstruct the same.

Disposal of garbage	(32)	Not to dispose of any garbage or rubbish except in the manner from time to time presc1ibed by the Landlord and until such time as such garbage is removed from the Building to keep the same securely sealed in containers of a design to be approved by the Landlord.

Enter and view	(33)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all reasonable times upon reasonable notice being given to the Tenant throughout the Term and so as not to interfere with the Tenant’s business during normal office hours to enter upon the Premises to view the condition thereof and to take inventories of the fixtures therein; and to make good all defects and wants of repair when found to be the liability of the Tenant within FIVE DAYS from the time of receipt of notice written or verbal from the Landlord to mend or make good the same.

Assignment, sub-letting	(34)	Not to transfer assign sub-let licence share or otherwise part with the possession of the Premises or any part thereof or any interest therein either by way of sub-letting, lending, sharing or other means whereby any person or persons not a party to this Agreement obtains the use, possession, occupation or enjoyment of the Premises or any part thereof for all or any part of the term hereby granted. The Tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this clause :-

(a)	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(b)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(c)	In the case of a tenant which is a corporation any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(d)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power of Attorney obtains the right to use, possess, occupy or enjoy the premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(e)	The holding on trust by the Tenant of the Premises or any part thereof for a third party.

Change of Business Name	(f)	The change of the Tenant’s business name without the prior written consent of the Landlord.

Security System	(35)	To ensure that the Tenant’s own security system (if any) within and at the entrance of the Premises is at all times compatible with and linked up, if so required by the Landlord, to the security system (if any) for the Building provided and operated by the Landlord.

Ordinances etc. & Government Lease provisions	(36)	To be answerable and responsible for the consequence of any breach of local Ordinances, Orders-in-Council or regulations by any customer or occupier or visitor to the Premises and not to do anything in contravention of the provisions of the Government Lease under which the Landlord holds the Premises and to indemnify the Landlord against any damage, loss, fine or any other consequences caused by any such breach or contravention.

Insurance policies Increased premium Void indemnity	(37)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premiums payable under the insurance policy or policies may be increased and to repay the Landlord on demand all sums paid by the Landlord by way of increased premium or premiums and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this clause, and, if and when the policy or policies becomes void or voidable due to a breach of this clause, to indemnify the Landlord against all expenses costs losses and damages which but for the breach of this provision by the Tenant would have been recoverable by the Landlord pursuant to the said policy or policies.

Negligence Water overflow	(38)	To indemnify the Landlord against all claims demands actions and legal proceedings whatsoever made upon the Landlord in respect of any damage or injury to any person whomsoever directly or indirectly caused by the negligence of the Tenant or by, or through or in any way owing to the overflow of water from the Premises. The Landlord shall not be under any liability whatsoever to the Tenant or to any person whomsoever in respect of the following:-

(i)	any loss or damage or loss of business sustained by the Tenant or such other persons aforesaid caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or flooding or leakage or the overflow of water from any premises in or any other part of the Building or any construction joint located within the Premises or the influx of rain water or sea water or due to choking of any pipe or drainage in or within the Premises or the Building or caused by the negligence of any tenant of such part of the Building or otherwise and

(ii)	any loss or damage or loss of business which may be suffered or sustained by the Tenant or any other person or to any property whatsoever caused by or through or in any way owing to any malfunction defect in or breakdown of the lifts escalators fire and security services central air-conditioning system or any failure malfunction explosion variation interruption or suspension of electricity or water supply or any other services provided in the Building for any reason whatsoever including negligent or wrongful acts or omissions by independent contractors and the rent or air-conditioning charge or management fee shall not be abated or ceased to be payable on account thereof Provided that if the central air-conditioning system shall wholly breakdown or cease to operate for any period of fourteen or more consecutive days, the air-conditioning charge, but not the rent or management fee, shall cease to be payable from the first day after the end of such period of fourteen consecutive days until the central air-conditioning system again commences operating or

(iii)	the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord and/or the Manager of watchmen and caretakers or any mechanical or electrical system (if any) of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant nor shall the rent and other charges payable hereunder or any part thereof abate or cease to be payable on account of any of the foregoing or

(iv)	any loss or damage or loss of business sustained by the Tenant or such other persons aforesaid caused by or through or in any way owing to the activity of termites, roaches, rats, mice or other pests or vermin in the Premises or the Building. Nothing in the aforesaid shall be construed as imposing on the Landlord any duty to insure against any of the above liabilities which the Tenant hereby declares that he shall not in any event hold the Landlord or their agent, servant or employee liable.

Third Party Insurance	(39)	For the better observance of the Tenant’s obligations under Clause 3(38) above to permit the Landlord at the Tenant’s expense and in the name of the Tenant:-

(i)	to effect and maintain insurance cover to the satisfaction of the Landlord in respect of all such risks as aforesaid with such insurance company as the Landlord shall in its absolute discretion deem fit. The policy of insurance so effected to be endorsed to show the interest of the Landlord therein as landlord of the Premises and to be in such amount as may be determined by the Landlord and to contain a provision that the insurance cover thereby effected and the terms and conditions thereof may not be altered modified restricted or cancelled without the express prior written consent of the Landlord;

Other Tenant’s Insurance	(ii)	to effect and maintain throughout the Term hereby created with an insurance company of repute adequate insurance cover in the full replacement value thereof in respect of the following risks:-

1.	Glass: all glass now or hereafter within or forming part of the Premises;

2.	Water damage: including without limitation damage to trade fixtures and fittings occurring in respect of the use or misuse of the fire sprinkler system installed in the Premises or the misuse of water therein;

3.	Fire and extraneous perils: including adequate cover against loss or damage to stock, fixtures and fittings, articles of a decorative nature and personal effects;

4.	Curtain walls and openable windows: all the glasses and the mullions of the curtain walls and all openable windows now or hereafter within or forming part of the Premises;

And the Tenant shall have the Landlord’s interest as landlord of the Premises endorsed on the policy of insurance and shall whenever so required by the Landlord produce the policy of insurance and last premium receipt and a certificate from the said insurance company to confirm that the said policy is duly paid up and is valid and subsisting.

Vicarious liabilities	(40)	The Landlord shall not in any way be liable to the Tenant or to any person or persons claiming any right title or interest under the Tenant for any damage or injury which may be sustained by the Tenant or by any such person or persons as aforesaid on account of the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof and the Tenant hereby agrees to indemnify the Landlord against all claims demands actions costs expenses whatsoever made upon the Landlord by any person or persons in respect of the matter aforesaid and further that the Tenant shall be responsible for any damage which may be done to any part of the Premises or to the Landlord’s fixtures and fittings therein AND in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to any typhoon, landslide, subsidence of the ground, escape of fire, leakage of water or electricity wiring or cables situate in upon or in any way connected with the Building or any part thereof or dropping of cigarette ends, broken pieces of glass, windows or other articles and the escape of water, fire or electricity and vibrations from any part of the Building or in the neighbourhood.

Tenant’s indemnity	(41)	The Tenant hereby agrees and undertakes with the Landlord to indemnify and keep the Landlord fully indemnified from and against all actions proceedings demands costs expenses and claims whatsoever by the tenants and occupiers of the other parts of the Building and any third party in respect of any act or liability caused by or arising from the act, neglect or default (whether wilful or not) of the Tenant or any invitee or licensee of the Tenant or any workmen servants or persons who are permitted by the Tenant to be on the Premises or any part thereof.

Yield up	(42)	At the expiration or sooner determination of this tenancy (the Tenant has) to deliver up to the Landlord vacant possession of the Premises in its “bare shell” and a good clean and tenantable repair and condition notwithstanding any rule of law or equity to the contrary together with such Tenant’s fittings fixtures alterations or additions thereto as the Landlord in its absolute discretion may be willing to retain but without payment of any compensation for such Tenant’s fittings fixtures alterations or additions and deliver to the Landlord all keys giving access to all parts of the Premises. The Tenant shall if required by the Landlord at the Tenant’s own costs and expenses remove all or any part of the Tenant’s fittings fixtures alterations or additions in or to the Premises or any part thereof and reinstate the Premises to a bare shell condition to the satisfaction of the Landlord. If the Tenant shall upon commencement of this tenancy have agreed to accept any fittings fixtures alterations or additions which shall have been installed or made by any previous occupiers of the Premises, the Landlord shall have the right to require the Tenant to remove any or all of such fittings fixtures alterations or additions so made prior to the date of commencement of this tenancy and require the Tenant to make good any damage to the Premises caused by the installation or making of such fittings fixtures alterations or additions or its removal as if such fittings fixtures alterations or additions were made by the Tenant during the term of this tenancy. The Landlord also has right to ask the Tenant to retain any or all of such fittings fixtures alterations or additions installed or made by the said previous occupiers in the Premises without payment of any compensation for such fittings fixtures alterations or additions so retained.

Tenant’s Association	(43)	Not to form or organise or make any attempt to form or orgainse any tenant’s organization, committee, corporation, association or union jointly with any tenants of the Building for whatever objects or purposes.

Landlord’s covenants	4.	The Landlord AGREES with the Tenant as follows:-

Quiet enjoyment	(1)	Subject to the Tenant paying the rent and charges referred to in Clause 2 hereof and any other charges which may become payable by the Tenant under this Tenancy and the Tenant observing and performing the covenants contained in this Tenancy to permit the Tenant to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or any one lawfully claiming under or through or in trust for the Landlord.

Government rent & property tax	(2)	To pay the Government Rent and Property Tax in respect of the Premises during the Term together with expenses of a capital nature payable in respect of the Premises during the Term.

Repair of roof etc. Reasonable period Exemption Abatement of rent	(3)	To repair such defects in the roof main drains and waterpipes main walls and exterior window frames and the exterior mullions of the curtain walls of the Premises and the escalators lifts and central air-conditioning plant therein as the Landlord shall discover or as the Tenant or other authority so authorised by or under the relevant ordinance in Hong Kong for the time being in force shall by notice in writing bring to the attention of the Landlord and to maintain the same in a proper state of repair and condition Provided That the Landlord shall be entitled to be given a reasonable period of time in which to view any such defects and to repair the same and Provided Further That the Landlord shall neither be liable to pay any compensation to the Tenant in respect of any period during which due to the negligent or wrongful acts or omissions by independent contractors or other circumstances beyond the control of the Landlord the proper operation of the said escalators, lifts and air-conditioning plant shall be interrupted or interrupted as the result of mechanical failure or need for repair or overhaul, nor shall the Landlord be liable to grant any abatement of rent or other charges to the Tenant as a result of such interruption.

Air-conditioning services	(4)	To use best endeavour to provide air-conditioning services to the Premises daily. The Tenant acknowledges that the Landlord shall reserve the right to change the chilled water supply hours provided to the Premises. Unless and until otherwise changed the chilled water supply hours are from 10:00 a.m. to 10:00 p.m. from Mondays to Sundays. In case the Tenant requires additional chilled water supply / air conditioning services beyond the abovesaid operating hours, the Tenant may request the Landlord to provide the same at such extra cost to be determined by the Landlord.

Office Furnishing	(5)	The Premises has been fitted out with the followings:-

(a)	Suspended acoustic ceiling system with tiles material to be provided only;

(b)	Standard light fittings excluding electrical wiring and fluorescent tubes;

(c)	A central chiller-piped air-conditioning system with appropriate quantity of fan coil units and open plan ductings with diffusers;

(d)	An open plan sprinkler system; and subject to any additions to or alterations requested by the Tenant approved by the Landlord and at the Tenant’s expense.

5.	It is hereby further expressly MUTUALLY AGREED as follows:-

Re-entry	(1)	If the rent, rates, management fee, air-conditioning charge or other charges or monies herein reserved or any part or parts thereof be unpaid (whether formally demanded or not) for the space of 14 days next after any of the days upon which the same ought to have been paid or in the case of the breach or non-performance of any of the terms and covenants herein contained on the part of the Tenant to be observed and performed within 14 days after a formal written notice has been served by the Landlord on the Tenant specifying such breach or non-performance as aforesaid or if the Tenant (being an individual) shall become bankrupt or if the Tenant (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of amalgamation or reconstruction of a solvent company) or if the Tenant for the time being shall enter into any composition or arrangement with the Tenant’s creditors or shall suffer any distress or execution to be levied on the Tenant’s goods it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole whereupon this agreement shall absolutely be determined AND the deposit paid hereunder shall be forfeited to the Landlord as and for liquidated damages and not as penalty but without prejudice to the rights and remedies of the Landlord in respect of any breach by the Tenant of the terms of this Agreement. All costs and expenses of and incidental to any demand for rent or any other sum payable under this Agreement or action or distraint for the recovery of the same shall be payable by the Tenant on a full indemnity basis and shall be recoverable from the Tenant as a debt.

Additional air-conditioning service	(2)	If the Tenant shall require air-conditioning service to be supplied to the Premises outside the normal office hours hereof, the same shall whenever possible be supplied by the Landlord on the Tenant giving to the Landlord reasonable advance notice of the Tenant’s requirement and on the Tenant paying to the Landlord on demand such amount as shall be sufficient to cover the additional and operational costs involved in running the air-conditioning plant during such extended hours such costs as computed by the Landlord to be final and conclusive.

Uncontrollable Contingencies	(3)	If the Premises or any part thereof shall at any time during the term of this Tenancy be destroyed or damaged owing to fire, water, storm, wind, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord and not attributable to the act default neglect or omission of the Tenant its servants agents employees contractors or licensees so as to render the Premises unfit for the Tenant’s use or the Building at any time during the Term shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Building the happening of which is not attributable to the act default neglect or omission of the Tenant its servants agents employees contractors or licensees then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or the order made shall after the expiration of the then current calendar month be suspended until the Premises shall again be reinstated or fit for the use as aforesaid or the said order lifted as the case may be Provided That the Landlord shall not be obliged to reinstate the Premises or the Building or carry out repairs of damage thereto if the Landlord considers it impracticable so to do and that should the Premises or the Building not have been reinstated in the meantime either the Landlord or the Tenant may at any time after three months from the date of occurrence of such damage or the said order give to the other of them notice in writing to determine this Tenancy and thereupon the same and everything herein contained shall cease and be of no effect as from the date of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the date of such notice.

Change of building name	(4)	The Landlord shall at any time during the term hereby granted be entitled to change the name of the Building on giving reasonable notice to the Tenant and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or be liable for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

Functions & Display	(5)	Notwithstanding anything herein contained or implied to the contrary the Landlord may permit any person or organization to hold any functions or exhibition or display any merchandise in any part or parts of the common areas of the Building at such times and upon such terms and conditions as the Landlord may in its absolute discretion think fit.

Acceptance not waiver	(6)	The acceptance of rent or any other charges payable by the Tenant to the Landlord hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of any of the Tenant’s obligations herein contained.

Distraint	(7)	For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance, Cap.7 and for the purposes of these presents the rent in respect of the Premises shall be deemed to be in arrears if not paid within seven days from the time stipulated by Clause 3 hereof. All costs and expenses of and incidental to any distraint (including the Landlord’s legal costs on a solicitor and client basis) pursuant thereto shall be paid by the Tenant and be recoverable from the Tenant as a debt.

Access to prospective Tenants	(8)	For the period of three months immediately before the expiration or sooner determination of the Term the Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let and such other information in connection therewith as the Landlord shall reasonably require and the Tenant shall permit all persons having written authority from the Landlord or the Landlord’s agents to enter and view the Premises during the normal office hours of the Tenant on giving to the Tenant reasonable notice and not so as to interfere with the efficient management of the Tenant’s business.

Deposit	(9)	(a)	The Tenant shall deposit with the Landlord the sum set out in the Fourth Schedule hereto on or before the signing of this Tenancy. The Landlord shall hold such deposit as security for the due payment by the Tenant of the rent and any other charges payable hereunder and the performance and observance of the terms and conditions to be observed and performed by the Tenant hereunder. At the expiration or sooner determination of the term hereby created if the Tenant shall have paid all rents and all other sums due hereunder and if there shall be no breach of any of the terms and conditions herein contained on the Tenant’s part to be observed and performed the Landlord will refund the said deposit without interest to the Tenant within sixty days after the Tenant shall have delivered up to the Landlord vacant possession of the Premises.

(b)	If the rates, air-conditioning charge, and management fee shall be increased at any time pursuant to the provisions of this Agreement the Tenant shall deposit such further sum or sums in order to increase the deposit to the sum equal to the aggregate of three months’ increased rent air-conditioning charge management fee and one quarter of rates.

(c)	In the event of any breach or non-observance or non-performance by the Tenant of any of the said agreements, stipulations or conditions aforesaid, the Landlord shall be entitled to deduct from the deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant in which event the Tenant shall deposit with the Landlord the amount so deducted and, if the Tenant shall fail so to do, the Landlord shall forthwith be entitled to re-enter on the Premises and to determine this Agreement in which event the deposit may be forfeited to the Landlord as hereinbefore provided.

Consent to transfer	(d)	The Tenant hereby consents to the Landlord transferring the deposit to any assignees or transferees of the Landlord’s interest in the Premises (whether together with the Building or otherwise).

Occupation Charges	(10)	If the Tenant shall for whatever reasons be unable or unwilling to deliver up vacant possession of the Premises to the Landlord upon expiration of the Term or upon such earlier determination of the tenancy (if any) as herein expressly provided for in this Agreement, the Tenant shall pay to the Landlord as occupation charges at such revised rate (exclusive of rates) as shall be equivalent to the current market rental then prevailing for the entire duration from the time that the Tenant shall so remain in occupation after expiry of the Term or earlier determination as aforesaid to the time that either (i) the Landlord obtain physical possession of the Premises through judicial process or (ii) the Tenant delivers vacant possession of the Premises to the Landlord Provided further that the current market rental prevailing during such period of unauthorized or additional occupation by the Tenant shall be determined by a member of the Hong Kong Institute of Surveyors as shall be nominated by the Landlord for valuation of such current market rental and the decision of such Chartered Surveyor so appointed shall be final and binding on the Tenant provided further that if the revised rent as assessed by the nominated Chartered Surveyor aforesaid shall be lower than the last rental rate stated in this Agreement, the revised rental shall nonetheless be at the last stated rental rate herein. It is further agreed that all costs and expenses occasioned by the Landlord in obtaining the valuation in report by the Chartered Surveyor as well as all legal expenses that the Landlord may incur in pursuing and enforcing its rights hereof to obtain possession of the Premises shall be fully recoverable by the Landlord from the Tenant and without prejudice to any right or remedy which the Landlord may have against the Tenant for any non-observance or non-performance of any agreement, stipulation, term or condition under this Agreement, such costs, expenses and occupation charges aforesaid may be deducted by the Landlord from the deposit (if any) paid hereunder by the Tenant.

Landlord does not warrant user	(11)	(a)	The Landlord does not represent or warrant that the Premises or the Building are suitable for the purpose for which the Tenant proposes to use the same and upon taking over of possession of the Premises from the Landlord the Tenant shall satisfy himself or shall be deemed to have satisfied himself that the Premises are suitable for the purpose for which the Tenant proposes to use and the Tenant hereby agrees that he will at his own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities including but not limited to the Lands Department, Fire Services Department, Food and Environmental Hygiene Department, Environmental Protection Department in respect of the carrying on of the Tenant’s business therein Provided that if the Tenant fails to obtain the requisite licence or licences permit or permits as aforesaid for whatever reason including but not limited to the refusal by such Government or Public Authorities to grant such licence(s) or permit(s) for the user of the Premises, the Tenant shall in no circumstances claim against the Landlord for compensation in any form whatsoever.

(b)	The Tenant shall carry out at his costs and expense any additional or consequential fitting-out or alteration or decoration works to the Premises or to the Landlord’s fixtures fittings and installations at the Premises in compliance with conditions stipulations contained in any licence(s) permit(s) which may be granted by the Government or Public Authorities as aforesaid PROVIDED ALWAYS that all proposals and plans for such additional fitting-out alteration or decoration works shall be subject to the prior written approval of the Landlord.

Landlord entitled to change Layout	(12)	The Landlord shall be at liberty to change the layout of the entrance halls and the shopping arcades or corridors at any level of the Building or other parts of the Building including but not limited to the width of the arcades or corridors and to change the name of the Building or the number assigned to the Premises at any time at its absolute discretion without payment of any compensation whatsoever to the Tenant.

Construction of presents	(13)	It is hereby declared that in the construction of these presents, unless the contrary intention appears, words importing the masculine gender and shall include feminine and neuter genders and vice versa words in the singular include the plural and vice versa.

Meaning of “the Tenant”	(14)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator thereof.

Costs and stamp duties	(15)	All the Landlord’s solicitor’s costs, stamp duty and disbursements of and incidental to the preparation and completion of this Agreement and its duplicate shall be borne and paid by the parties hereto in equal shares. In the event that the Tenant shall retain their own solicitors in and about the approval, execution and completion of this Agreement then each party shall pay its own costs and half share of the stamp duty and disbursements.

Notices	(16)	Any notice required to be served on the Tenant shall be sufficiently served if delivered to or sent by registered post to the registered office of the Tenant or left at the Premises or at the last known address of the Tenant. A notice sent by registered post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

Marginal Headings	(17)	The marginal headings and the index of the clauses of this Agreement are for reference only and it is hereby declared that these headings shall not be deemed a part of this Agreement.

Landlord’s successors	(18)	This Agreement and the term and covenants herein contained shall enure for the benefit of the Landlord and its successors and assigns.

Warranties or representations	(19)	This Agreement sets out the full and entire agreement between the parties. No other warranties or representations have been made or given relating to this Tenancy or to the Premises or the Building and in case any such warranty or representation had been made the same are hereby waived and withdrawn.

Redevelopment clause	(20)	If the Landlord shall resolve to sell demolish rebuild or redevelop (including but not limited to construction of new buildings or additions to the Building) or refurbish the Building or any part(s) thereof which includes the Premises (which intention to sell demolish rebuild redevelop or refurbish shall be sufficiently evidenced by a copy of a resolution of its Directors certified to be true and correct by its Company Secretary) then in such event the Landlord shall be entitled to give not less than six (6) months’ notice in writing during the Term terminating this Agreement and immediately upon the expiration of such notice this Agreement and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreement or stipulations herein set out.

Technical Specifications	6.	All technical specifications at the Premises and in the Building as set out herein are to be designed by and at the sole discretion of the E/M Consultant appointed by the Landlord. The Tenant acknowledges that the said technical specifications may not be suitable to the Tenant’s user or Tenant’s fitting-out proposals and plans for the Premises. The Tenant shall at his own costs and expense subject to other relevant provisions contained in this Agreement and subject to the prior written approval by the Landlord of all proposals of alterations and/or additions carry out any necessary alterations and/or additions to the said technical specifications PROVIDED that all such alterations and/or additions shall be carried out by a contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria.

Regulations	7.	The Tenant shall observe faithfully and comply strictly with the Building Regulations of the Building set out in the Sixth Schedule hereto. The Landlord reserves the right from time to time and by notice in writing to the Tenant to make and introduce, and subsequently amend, adapt or abolish, if necessary, such Regulations as it may consider necessary for the operation and maintenance of the Building as a first class office and commercial building. Such Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

No fine or premium paid	8.	The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord or its agents for the grant of this Tenancy.

Regulations	7.	The Tenant shall observe faithfully and comply strictly with the Building Regulations of the Building set out in the Sixth Schedule hereto. The Landlord reserves the right from time to time and by notice in writing to the Tenant to make and introduce, and subsequently amend, adapt or abolish, if necessary, such Regulations as it may consider necessary for the operation and maintenance of the Building as a first class office and commercial building. Such Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

No fine or premium paid	8.	The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord or its agents for the grant of this Tenancy.

Alteration construction etc.	9.	Notwithstanding anything to the contrary hereinbefore contained it is hereby acknowledged that the Landlord reserves the right to make whatever alterations to the Building as the Landlord shall from time to time see fit. Nothing in this Agreement shall restrict the right of the Landlord and/or its contractors agents workers or other persons authorised by the Landlord at any time to alter demolish build rebuild operate and carry out any building construction and other works as the Landlord shall deem fit in upon or under such part or parts of the land and/or the Building for any purposes as the Landlord sees fit and to enter into and upon any part of the land and/or the Building with all necessary equipment plant and material for such works notwithstanding any inconvenience or nuisance caused to the Tenant.

Schedule form part of the Agreement	10.	The Schedules of this Agreement form an integral part of this Agreement and shall be construed and have the same full force and effect as if expressly set out in the body of this Agreement.

Special Condition	11.	This Agreement is also subject to the terms and conditions set out in the Seventh Schedule hereto.

12.	(a)	The Tenant confirms that the Tenant is not a connected person of the Miramar Hotel and Investment Company, Limited (Stock Code: 71), the ultimate holding company of the Landlord. For the purpose of this Agreement, “connected person” has the meaning given to such term in the Rules governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

	(b)	The Tenant shall forthwith notify the Landlord in writing as soon as the Tenant becomes or is aware of it being a connected person of Miramar Hotel and Investment Company, Limited (Stock Code: 71) at any time during the term of this Agreement.

It is hereby declared that all reference to Hong Kong shall mean the Hong Kong Special Administrative Region and the Government shall mean the Government of the Hong Kong Special Administrative Region.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE

PART I

The Tenant

VG ZENITH INTERNATIONAL COMPANY LIMITED (Company No.1176796) whose registered office is situate at Suites 2301-05, 23rd Floor, Tower 5, The Gateway, Harbour City, 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

PART II

The Premises

All That Unit 1907 on the 19th Floor of the building now known as Mira Place Tower A and for identification purpose only are shown on the plan annexed hereto and thereon coloured pink.

THE SECOND SCHEDULE

The Term

THREE (3) YEARS commencing on the 16th day of January 2024 and expiring on the 15th day of January 2027 both days inclusive.

THE THIRD SCHEDULE

PART I - The Rental

The monthly rental (exclusive of rates, air-conditioning charge and management fee) for the Term of the Premises shall be HONG KONG DOLLARS ONE HUNDRED TWO THOUSAND SIX HUNDRED AND EIGHTY ONLY (HK$102,680.00).

PART II - Air-conditioning Charge & Management Fee

The air-conditioning charge and management fee in respect of the Premises at the commencement of the Term shall be HK$27,466.90 per calendar month payable in advance on the 1st day of each and every calendar month. The management fee shall be inclusive of cleaning of common areas of the building, disposal of garbage. The air-conditioning charge and management fee shall be subject to increase by an appropriate amount to reflect any increase in the costs of providing chilled water services to the Premises and/or management services for the Building in the absolute discretion of the Landlord at such time and in such amount and for such reasons as the Landlord may in its sole discretion consider necessary. The Tenant understands and acknowledges that the management fee and air-conditioning charge shall be revised by the Landlord or the Property Manager normally on 1st January every year at such amount to be determined by the Landlord or the Property Manager. The Tenant acknowledges that the aforesaid air-conditioning charge does not include the repair, maintenance and cleaning of all the fan-coil units and filters inside the Premises, the Tenant shall be responsible for carrying out the aforesaid services by the Tenant at the Tenant’s own costs.

PART III - Rates

The rates at the commencement of the Term shall be HK$15,600.00 per quarter subject to assessment by the Government from time to time.

THE FOURTH SCHEDULE

The Deposit

(i)	A cash rental deposit of HK$406,040.70 being a sum equivalent to three (3) months’ rent, management fee and air-conditioning charge and one quarter rates. No interest is payable on the said deposit.

The existing rental deposit of HK$444,315.30 which is currently held by the Landlord under the Tenancy Agreement dated 30 November 2020 (“the Existing Tenancy Agreement”) shall be transferred to this Agreement upon expiration thereof to offset the following:

l. rental deposit	HK$406,040.70
2. partial payment of monthly rent and all other outgoings of this Agreement	HK$38,274.60

(ii)	A reinstatement deposit of HK$67,673.45 being a sum equivalent to half (0.5) month’s rent, management fee and air-conditioning charge and rates which shall be payable by the Tenant to the Landlord and shall be refunded to the Tenant without interest within sixty (60) days after the Tenant’s completion of reinstatement work at the Premises to the Landlord’s satisfaction at the expiration or sooner determination of this Agreement.

The existing reinstatement deposit of HK$74,052.55 which is currently held by the Landlord under the Existing Tenancy Agreement shall be transferred to this Agreement upon expiration thereof to offset the following:

1. reinstatement deposit	HK$67,673.45
2. partial payment of monthly rent and all other outgoings of this Agreement	HK$6,379.10

(iii)	The Tenant shall pay to the Landlord alteration, modification and decoration deposit in the future if so required by the Landlord.

THE FIFTH SCHEDULE

User

Restricted to office purpose only. The Tenant shall trade in the Premises under the Tenant’s name or such other name after obtaining the prior consent from the Landlord.

The Tenant hereby confirms that no warranty has been made by the Landlord as to the number of units carrying on name or business which is the same or similar to the user as aforesaid. The Landlord is entitled to lease any other premises in the Building to any third party which carry on name or business which is the same or similar to the user as aforesaid.

THE SIXTH SCHEDULE

BUILDING REGULATIONS

1.	(a) The Tenant shall co-operate with the Landlord to maintain a uniform external appearance of the Building and shall not use or install anything in the interior of the Premises which affects the external appearance from the outside. In particular, but without in any way limiting the foregoing no flag-pole may be erected and no flag or similar item shall be flown or displayed from windows or from elsewhere in or upon the Building without the prior written consent of the Landlord.

(b) Without prejudice to its rights under this Agreement, the Landlord may take such action as may be necessary to remedy any violation of this regulation on the part of the Tenant.

2.	(a) The washing and toilet facilities built and erected on the relevant levels of the Building and any other water appliances or apparatus shall not be used for any purpose other than that for which they have been installed and no rubbish or other material or substance of any kind whatsoever may be deposited therein.

(b) The expense of any breakage, stoppage or damage resulting from any violation of this regulation shall be borne by the Tenant who, or whose employees, agents or licensees, shall have caused it.

3.	The Tenant may not use handcarts or trolleys inside the Building except with the consent of the Landlord and such consent may be withdrawn if the Tenant, his employees, agents or licensees fail to exercise due care in the use and operation of any such handcarts or trolleys.

4.	(a) For security reasons, removal of furniture, fittings and equipment shall be carried out only after prior notification to and agreement by the Landlord.

(b) Notwithstanding the foregoing, the Landlord shall not be responsible for any loss or damage to any furniture, fittings or equipment nor shall the Landlord be responsible for or entertain any claim whatsoever arising from any delay or alleged delay in the issue of removal permits or by reason of the failure by the Tenant to apply for a removal permit during office hours.

5.	The Landlord reserves the right to prescribe the times at which and the manner in which cranes and other heavy equipment, fittings, furniture and other bulky articles and goods shall be conveyed in the lifts and the right to prohibit the carriage in the lifts of any object larger or heavier than that for which the same are designed.

6.	(a) The Landlord shall in no case be liable for any claims or damage relating to the admission or exclusion of any person to or from the Building in accordance with the provisions of these regulations.

(b) The Landlord reserves the right to prohibit all access to the Building during typhoons or during periods of public disturbance or civil commotion.

7.	(a) Except in the case of emergency, such as fire or the breakdown of the central air-conditioning system, all windows in the Building shall at all times remain closed.

(b) No carpet, rug or other article shall be hung or shaken out of any windows of the Building and the Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any dirt, dust or other substance whatsoever either outside the windows or into any of the public areas or lifts.

8.	Canvassing, soliciting for business and peddling in the Building are prohibited and the Tenant shall co-operate with the Landlord in preventing the same or any similar nuisance.

9.	Cleaning services for the Premises shall be carried out only by contractors approved by the Landlord. No other person will be permitted entry to the Building to carry out services of this nature.

l0.	All employees of the Landlord are forbidden while on duty to do anything outside the scope of their regular duties unless under special instructions from the Manager and the Tenant shall not request or instruct any such employee to undertake any task of any kind whatsoever for the Tenant.

11.	The Landlord reserves the right to change the hours during which the chilled water and building management facilities services are provided and central air-conditioning system is operated in the Building. Unless and until otherwise changed the operating hours are from 8:30 a.m. to 7:30 p.m. from Mondays to Fridays and from 8:30 a.m. to 2:30 p.m. on Saturdays Provided That no air-conditioning service shall be supplied on Sundays and Public Holidays. In case the Tenant requires additional air-conditioning service beyond the operating hours, the Tenant may request the Landlord to provide the same at such extra cost to be determined by the Landlord.

12.	[Deleted]

13.	(a)	At the end of each business day, the Tenant shall ensure that:-

		(i)	The Premises are locked so as to prevent unauthorised access thereto.
		(ii)	All negotiable instruments and documents or chattels of value (other than fixtures, fittings and business equipment) are effectively secured against accidental destruction or damage, theft or misappropriation.
		(iii)	All electrical business machines and equipment are disconnected and rendered harmless.
		(iv)	All taps, faucets and other water appliances under the control of the Tenant are effectively turned off.
		(v)	All electricity and gas supplies are turned off (with the exception of the electricity supply needed to keep in operation the telex, telephone and similar equipment).
		(vi)	All the air-conditioning fancoil units controlled from within the Premises are turned off.

	(b)	The Tenant shall make good all loss, damage or injury sustained by the Landlord or any other tenant or occupier of the Building by reason of any failure to observe the provisions of this regulation.

14.	These regulations are intended to apply to all tenants in the Building but may be modified at the Landlord’s discretion by the Landlord in writing.

15.	The Landlord reserves the right at any time and from time to time to alter or add to these regulations as provided in this Agreement.

16.	All decoration works (including air-conditioning and E/M works) should be carried out in accordance with drawings submitted by the Tenant and approved by the Landlord. No work shall commence without prior approval from the Landlord in writing.

17.	Unless otherwise approved by the Landlord all E/M works in connection with the Premises should be carried out by the contractor or contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria.

THE SEVENTH SCHEDULE

This Agreement is also subject to the following terms and conditions :-

Landlord’s Right to alter, modify renovate or expand	(1)	The Tenant acknowledges and agrees that the Landlord is entitled to carry out alterations, modifications, renovation and expansion works or any other building works or works relating to the Building’s facilities in the Building (which works are hereinafter referred to as “Construction”) during the Term and that such Construction works may cause inconvenience, annoyance or nuisance or disturbance to the quiet enjoyment of the Tenant’s use of the Premises to the Tenant during the time of Construction. The Tenant hereby expressly agrees that it will not bring any action or claim whatsoever against the Landlord or its agent for any indemnity compensation or loss whatsoever arising out of or in connection with any such annoyance, inconvenience, nuisance or disturbance of quiet enjoyment. In particular, the Tenant acknowledges that it is aware that the Landlord intends to alter the existing main entrance in the Mira Place 1 facing Nathan Road and Kimberley Road into several retail shop spaces and to alter portion of the First, Second and Third Floors of the Building into several retail shop, F & B spaces or other uses. The Tenant hereby expressly waives all its rights to claim for early determination or for abatement of rent or extension of rent free period or any loss or damages for loss of quiet enjoyment inconvenience nuisance or on any ground whatsoever arising out of such alteration works which may be carried out at any time during the Term (or such extended term) of this Agreement.

Rent Free	(2)	[Deleted]

Decoration Deposit	(3)	The Tenant shall upon the signing of this Agreement pay to the Landlord a decoration deposit in the sum of HK$[NIL] and a debris disposal charge in the sum of HK$[NIL]. The said deposit for decoration shall be refunded to the Tenant without interest upon completion of the decoration works and the Landlord being satisfied that no damage is caused to any part of the Building due to the Tenant’s decoration work. If there shall be any damage done to the Building or any part thereof due to the Tenant’s decoration work, the Landlord shall be at liberty to apply the said decoration deposit towards making good such damage. For avoidance of doubt, the decoration deposit shall be held by the Landlord if the Landlord considers that any of the Tenant’s fitting out works does not conform with the Tenant’s decoration plans as approved by the Landlord or that the Landlord is not satisfied with any part of the Tenant’s fitting out works. The Tenant agrees that the Landlord shall only refund the decoration deposit to the Tenant after the Tenant shall have completed its fitting out works to the full satisfaction of the Landlord.

Fitting Out	(4)	The Tenant shall pay to the Landlord a sum of HK$[NIL] being the costs of and incidental to the approval of the Tenant’s fitting out plans. The Tenant acknowledges that the approval by the Landlord of the Tenant’s fitting out plans shall not be construed as any warranty or representation that the said fitting out plans comply with the requirements rules and regulations of the relevant government authorities or any competent authorities. It shall be the Tenant’s sole responsibility to obtain all relevant permission approval or consent in respect of its fitting out and user. The Tenant shall not be entitled to claim any compensation, extension of rent free period, reduction of rent or abatement of rent by reason of any delay in the grant of any of aforesaid permission approval or consent. The management fee does not include removal of debris arising from the Tenant’s fitting out and decoration and it shall be the Tenant’s responsibility to remove such debris.

Landlord’s Provisions	(5)	The Tenant acknowledges that the electrical and mechanical facilities and fire prevention system at the Premises provided by the Landlord is designed by the Landlord’s E/M Consultants. If the Tenant wishes to make any alteration of the Landlord’s provisions, the Tenant shall submit all particulars specifications plans and drawings to the Landlord or the Landlord’s agent for the Landlord’s prior approval and shall employ contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to carry out such works.

Insurance for the Decoration Period	(6)	Prior to the carrying out of any approved works, the Tenant agrees to take out adequate insurance policy with a reputable insurance firm against any loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant or its servants or contractors as a result of the carrying out of such approved works. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises and as the co-beneficiary with the Manager under the policy. The insurance cover effected by such policy shall be in such an amount as the Landlord may in its reasonable discretion determine. A copy of such policy taken out by the Tenant shall be submitted to the Landlord before commencement of any approved works and the Tenant’s compliance with these shall be a condition precedent for the commencement of any approved works.

(7)	The Tenant agrees and undertakes to observe the following conditions :-

(a)	The internal decoration of the Premises shall be of first class standard and shall be subject to the prior approval of the Landlord.

(b)	The Tenant shall be solely responsible to form floorings to an even level.

(c)	Fan-coil units will be provided by the Landlord in the then “as-is” condition in accordance with the open plan design as adopted by the Landlord’s E/M consultant.

(d)	Cable supply mains, and other utility services inside or leading to the Premises will have to be installed by the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria at the Tenant’s cost, subject to the Landlord’s prior approval.

(e)	Application for all necessary licence(s) from and compliance with the requirements of all relevant Government Authorities such as Buildings Department, Fire Services Department, Food and Environmental Hygiene Department etc. in relation to any work to be carried out shall be entirely the Tenant’s responsibility. The Tenant undertakes not to make any claims against the Landlord in the event that its application is not approved by the relevant Government Authorities. The Tenant understands that it may have to carry out alteration or additional works at its own cost to the Landlord’s fittings and installations (if any) at the Premises in order to suit the Tenant’s design or intended user of the Premises, PROVIDED always that all the Tenant’s fitting-out, design and alteration proposals shall be subject to the Landlord’s final approval.

(f)	The Tenant agrees to employ or engage the contractors to be approved by the Landlord to carry out the fitting-out works.

(g)	The electrical wiring cost, to be determined by the Landlord, of laying the cable from the meter room to the Premises shall be borne by the Tenant solely. The Tenant understands that the existing main cable connecting the meter room to the Premises and MCB (“Main Cable Box”) (if any) was installed by the previous tenant. The Landlord shall not be responsible for the maintenance, repair or replacement of such cable for whatsoever reasons. The Tenant shall, therefore, be fully liable to the consequences arising from the usage of the said main cable during the Term.

(h)	The Premises will be handed over to the Tenant in an “as is” condition. However, the Landlord will in accordance with its own specifications and based on open plan design provide and install ceiling grids, ceiling tiles, light troughs (without fluorescent tubes and electrical wiring), air ducts with diffusers and vertical blinds. Any alteration and modification requested by the Tenant thereafter shall be carried out by the Tenant at its sole cost subject to the Landlord’s approval.

Subject to and without prejudice to the Landlord’s rights under Clause 3(42) hereof, upon expiration or earlier determination of this Agreement, the Premises shall be delivered by the Tenant to the Landlord in its “bare shell” and a good, clean, tenantable repair and condition. The Tenant undertakes to reinstate the Premises and to carry out reinstatement works including but not limited to the followings :-

(i)	to remove all the internal partition walls/brick walls installed by the Tenant (if any);

(ii)	to remove all the decorations, fixtures, fittings and finishes therein installed by the Tenant;

(iii)	to appoint the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to reinstate the MVAC system to its original location, state and condition (if any) and carry out physical and chemical cleansing of the fan coil units within the Premises;

(iv)	to appoint the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to reinstate the fire services system to its original position and condition (if any);

(v)	to remove the electrical facilities installed by the Tenant and appoint the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to remove the main electric cable connecting the meter room of the Building from the Premises;

(vi)	to reinstate the false ceiling and vertical blinds of the Premises and replace any damaged/broken ceiling grids, ceiling tiles and vertical blinds and reinstate the fan coil units, light troughs, diffusers, sprinkers to their original location based on the open plan design as prescribed by the Landlord;

(vii)	to appoint the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to reinstate the entrance doors and make good the affected area to their original condition (if any); and

(viii)	to remove the spot-lights, company sign, CCTV camera and additional door lock system (if any) within the recessed entrance area and appoint the contractor which (a) possesses reasonably competent skill by relevant industry standard; and (b) has been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria to make good the affected area to their original condition to the full satisfaction of the Landlord.

(i)	All modification or alteration works to the fire service installations shall be carried out by the contractors which (a) possess reasonably competent skill by relevant industry standard; and (b) have been registered with the Landlord in the list(s) of such contractors which have been approved by the Landlord basing on the abovementioned requirements and criteria as listed in the fitting-out guide given by the Landlord at the Tenant’s entire cost.

(j)	The Landlord shall be responsible for the installation or replacement (as the case may be) of glass doors (if required by the Landlord in the Landlord’s absolute discretion) in accordance with the Landlord’s own specifications within 21 days after the commencement date of the Term. As such, the Tenant hereby expressly waives all its rights to claim for early determination or for abatement of rent or rent free period or any loss or damages for loss of quiet enjoyment inconvenience nuisance or on any ground whatsoever arising out of such installation or replacement works which may be carried out between the commencement date of the Term and the aforesaid date under the term of this Agreement.

Directories	(8)	(a)	The Tenant understands that the Landlord will provide one (1) directory strip (according to the Landlord’s standard design and specifications) to be fixed respectively at the first floor main lobby of the Building and at respective floor lobby for the display of the Tenant’s name and such other particulars as the Landlord may at its absolute discretion approve.

(b)	In the event that the Tenant requests any additional directory strip(s), the Tenant shall pay for the cost of such additional directory strip(s) and its installation which shall be subject to the approval by the Landlord.

Change of Name of Building	(9)	(a)	The Tenant hereby agrees that the Landlord shall at any time and from time to time before or during the Term be entitled to rename the Building with any such name or style or names or styles as it in its sole discretion may determine and at any time and from time to time to change, alter, substitute or abandon any such names Provided that the Landlord shall give not less than one month’s notice to the Tenant to that effect and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

(b)	The Landlord’s right benefit and obligation whatsoever referred to in and under the preceding sub-clause (a) above shall be freely exercisable, transferable and assignable by the Landlord on such terms and conditions, with or without consideration and for such duration, as the Landlord may at its absolute discretion think fit.

Floor Numbering of the Extension Floors	(10)	The Tenant acknowledges and fully understands that there are no 13th Floor, 14th Floor and 24th Floor in Mira Place Tower A and the floor numbering of the six (6) extension floors of Mira Place Tower A shall be 20th Floor, 21st Floor, 22nd Floor, 23rd Floor, 25th Floor and 26th Floor.

(11)	The Tenant agrees that notwithstanding any other provisions in this Agreement the Tenant shall :-

(i)	submit the required fitting out plans to the Landlord before the commencement of the Term for the Landlord’s approval;

(ii)	commence the fitting out works upon receipt of the Landlord’s approval and in any event within two weeks from the commencement of the Term;

(iii)	commence and open the Premises for business within two months from the commencement of the Term.

If the Tenant shall fail to perform and comply with any of the said conditions, the Landlord shall be absolutely entitled to serve seven days’ notice to the Tenant to determine this Agreement, and upon expiration of the said notice this Agreement shall cease absolutely and the Landlord shall re-enter and repossess the Premises free from any rights or interest of the Tenant but without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant in respect of any breach of other condition or term of this Agreement, including the breach in respect of which the determination is made. Upon determination of this Agreement all deposits paid by the Tenant shall be forfeited to the Landlord and the Landlord shall be entitled to re-let the Premises to other party or parties on such terms and conditions as it may deem appropriate without prejudice to the Landlord’s rights to recover from the Tenant any loss and damages that it may sustain. In the event of the Tenant failing to perform any of the conditions above, as an alternative to serving the notice to determine this Agreement as aforesaid, the Landlord shall be entitled to take proceeding to enforce specific performance of this Agreement by the Tenant.

(12)	The Tenant shall presume and acknowledge that the Landlord has the right to grant the tenancy of the Premises, the Tenant shall not be entitled to insist the Landlord to produce any proof of title to the Premises and the Tenant shall not object to or query or raise any requisition to the Landlord’s title to the Premises.

(13)	The Tenant undertakes to the Landlord that the Tenant shall treat all information acquired by the Tenant through and relate to this Agreement (“the Confidential Information”) as private and confidential and shall safeguard the same accordingly. The Tenant further undertakes to the Landlord that the Tenant shall not without the Landlord’s prior written consent disclose the Confidential Information or any part thereof to any person and the Tenant shall not use the Confidential Information or any part thereof directly or indirectly to procure a commercial advantage over the Landlord. The provision of this clause shall survive the expiry or determination of this Agreement.

Disclosure of Agent Representation	(14)	[Deleted]

(15)	This Agreement supersedes all previous agreements whether parol or in writing express or implied between the parties hereto. No warranties or representation whatsoever relating to the Premises or the obligations of the Landlord whether express or implied have been made by the Landlord or by any third party on its behalf. If any warranty or representation express or implied has been made, the same is withdrawn or deemed to have been withdrawn immediately before the execution of this Agreement.

(16)	Notwithstanding anything to the contrary hereinbefore contained, the Tenant agrees that in the event of the Ex-Tenant failing to deliver vacant possession of the Premises to the Landlord or the Tenant on the commencement date of the Term herein stipulated, then the Landlord shall have the right to rescind this Agreement by serving seven days’ written notice to the Tenant and whereupon all monies paid by the Tenant hereunder shall be refunded to the Tenant without interest and/or compensation. Neither party shall make any claim against the other in respect of such rescission.

(17)	Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance to enforce any provisions of this Agreement. This does not affect any right or remedy of such third party which exists or is available apart from that Ordinance.

(18)	The Tenant acknowledges that it shall be a condition precedent to the grant of this Tenancy, notwithstanding this Agreement may have been executed, that the Tenant shall continue to pay all rental and other charges payable by the Tenant under the Existing Tenancy Agreement and to observe and perform all the terms and conditions therein on the Tenant’s part until the expiration thereof, failing which, the Landlord shall be entitled to terminate this Agreement, as the case may be, by written notice to the Tenant without incurring any liability on the Landlord’s part towards the Tenant.

(19)	The Tenant agrees and undertakes with the Landlord that the Tenant will hold this Agreement in strict confidential and will not disclose (whether written, oral, visual, electronic or any other form) any of it for any purpose or to any third party without the prior written consent of the Landlord. The Tenant also agrees and undertakes with the Landlord that it will not register this Agreement at any registry (land or otherwise) in Hong Kong.

(20)	[Deleted]

SIGNED by	)
Mr. Houng Chi Tung	)
)
)
for and on behalf of the Landlord	)
)
whose signature is verified by:-)

SIGNED by Mr. Mo Ka Wai Victor,	)
its director	)
)
)
for and on behalf of the Tenant	)
)
in the presence of:-

Name of Witness:

Hong Kong Identity Card No.:

RECEIVED from the Tenant the sum of
HONG KONG DOLLARS FOUR HUNDRED SIX THOUSAND FORTY AND CENTS SEVENTY ONLY (the said sum shall be transferred from the Existing Tenancy Agreement upon expiration thereof) being the cash rental deposit money above mentioned to be paid by the Tenant to the Landlord.	) ) ) ) ) ) ) )	HK$406,040.70

VERIFICATION to the signature(s):-

RECEIVED from the Tenant the sum of
HONG KONG DOLLARS SIXTY SEVEN THOUSAND SIX HUNDRED SEVENTY
THREE AND CENTS FORTY FIVE ONLY (the said sum shall be transferred from, the Existing Tenancy Agreement upon expiration thereof) being the reinstatement deposit above mentioned to be paid by the Tenant to the Landlord.	) ) ) ) ) ) ) )	HK$67,673.45

VERIFICATION to the signature:-

MIRA PLACE TOWER A

132 Nathan Road, Tsimshatsui, Kowloon

19th Floor